                                                          Exhibit 99.1

                                                          For Information
                                                          ---------------
                                                          Mark A. Hellerstein
                                                          Robert T. Hanley
                                                          Richard C. Norris

               ST. MARY ANNOUNCES COMPLETION OF PRIVATE PLACEMENT
                        OF 5.75% SENIOR CONVERTIBLE NOTES

DENVER, March 20, 2002 -- ST. MARY LAND & EXPLORATION COMPANY (Nasdaq: MARY)
announced today that it has completed the previously announced private placement of 5.75% senior convertible notes due 2022. The total principal amount of notes issued was $100 million, which reflects the exercise by the initial purchasers of an option to purchase an additional $25 million of the notes.

The notes are convertible into St. Mary common stock at the option of the holders at a conversion price of $26.00 per share. The notes are general unsecured obligations, ranking on a parity in right of payment with all of St.
Mary's existing and future unsecured senior indebtedness and St. Mary's other general unsecured obligations, and senior in right of payment to all of St.
Mary's future subordinated indebtedness. St. Mary may redeem the notes at its option in whole or in part beginning on March 20, 2007 at 100% of their principal amount plus accrued and unpaid interest. Holders may require St. Mary to repurchase all or part of the notes on March 20, 2007, March 15, 2012 and
March 15, 2017 at a repurchase price of 100% of their principal amount plus accrued and unpaid interest. On March 20, 2007, St. Mary may pay the repurchase price in cash, in shares of its common stock, or in any combination of cash and common stock. On March 15, 2012 and March 15, 2017, St. Mary must pay the repurchase price in cash. In addition, the notes contain certain repurchase provisions upon a change of control of St. Mary.

St. Mary intends to use the net proceeds of the private placement to fund a portion of its 2002 capital expenditures budget. Pending this use, St. Mary has repaid outstanding borrowings under its revolving bank credit facility. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

This press release shall not constitute an offer to sell nor a solicitation of an offer to buy any of these securities. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or any state securities laws and were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933.
Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This press release contains forward looking statements within the meaning of federal securities laws. The word "intends" and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause St. Mary's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and levels of oil and natural gas prices, and other matters discussed under the "Risk Factors" section of St. Mary's 2001
Annual Report on Form 10-K filed with the SEC. Although St. Mary may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by federal securities laws.

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